Exhibit 99.2

Operator:

Ladies and gentlemen, thank you for standing by. Welcome to the Marvel Second Quarter Results Conference Call.

During the presentation, all participants will be in a listen-only mode. Afterwards, we will conduct a question and answer session.  At that time, if you have a question, please press the “1” followed by the “4” on your telephone.  At any time during the conference you need to reach an operator, please press “Star 0”.

As a reminder this conference is being recorded Tuesday, August 7, 2007.

I would now like to turn the conference over to Peter Cuneo, Vice Chairman. Please go ahead, Sir.

Peter Cuneo:

Operator, thank you very much.  My name is Peter Cuneo; I'm the Vice Chairman of Marvel Entertainment, and welcome, everyone to our second quarter conference call. Here with me in New York today we have David Maisel, the Chairman of Marvel Studios; John Turitzin, who is the Executive Vice President of the company and part of the Office of the CEO; and Ken West, our Executive Vice President and Chief Financial Officer.

As we usually proceed, we'll start with the reading of the safe harbor announcement, then Ken West will have some prepared comments and then we will open the floor to Q&A.

David Collins:

Some of the statements that the company will make on this conference call such as statements of the company's plans, expectations and financial guidance are forward-looking.  While forward-looking statements reflect the company's good-faith beliefs, they are not guarantees of future performance and involve risks and uncertainties, and the company's actual results could differ materially from those discussed on this phone call.

Some of these risks and uncertainties are described in today's news announcement and the company's filings with the Securities and Exchange Commission, including the company's reports on Forms 8-K, 10-K, and 10-Q.  Marvel assumes no obligation to publicly update or revise any forward-looking statements.

Ken West:

Thank you very much, Peter and good morning everyone.  Earlier this morning, we released our earnings announcement and financial statements, so I'll briefly highlight a few key points for this call.

Our second quarter results reflect improved year-over-year operating income contributions from each of our businesses.  We have previously mentioned our anticipation that more than half of this year’s earnings would be generated during the first half of this year, and our results are in line with that expectation.

Moving on to our segments, much of the strength in our second quarter licensing results related to the continued recognition of revenue from our Spider-Man Merchandising joint venture with Sony, triggered by the second quarter release of Spider-Man 3.  While we believe the majority of the JV revenue related to Spider-Man 3 has been recorded in the first half of 2007, we do anticipate additional revenue from overages from this source in the second half of the year.  The increase in joint venture revenue more than offset a decline in Marvel Studios revenue versus last year’s second quarter when Marvel Studios benefited from licensing contributions from the first two Spider-Man films.  Though, as usual, we are not breaking out the domestic and international components of the Spider-Man joint venture, when those international revenues are combined with our other international consumer product revenues, Marvel achieved very strong gains in total international licensing revenue this quarter and the first half of 2007.

Publishing showed continued strength in both the direct and mass-market channels, in both trade paperbacks and comics, driven principally by increased sales of special series including Civil War and Stephen King’s Dark Tower.  Operating margins in our Publishing division rose to 45% this quarter, compared to 41% last year, reflecting the benefit of higher unit sales and lower per unit costs from larger print runs.  We anticipate continued strong results from Publishing – which should balance out at an operating margin between 42 and 43% for the year, as compared to 41% recognized in 2006.

Marvel’s Toy Segment net sales principally reflect fees received from Hasbro under our five-year Master toy license agreement, whereas our prior year second quarter revenues reflect wholesale sales of toys manufactured and sold by Marvel.  Reflecting the change in mix, toy segment operating margins in this quarter rose to 55%, as a result of the concentration of royalty-related revenue recorded in this segment from our license agreement with Hasbro.  While Hasbro has not been disappointed with licensed Marvel toy sales to date, we have reduced our forecast for the 2nd half of 2007, to the low end of their forecast, to reflect the possibility of lower re-orders, though we are hopeful that the planned DVD releases in Q4 will further stimulate sales.  This reduced forecast has been offset by expected greater contributions from both international licensing and publishing in the second half.

Finally, our corporate overhead declined versus last year’s second quarter, principally due to a decline in employee payroll taxes related to option exercises.  Full year corporate overhead is expected to range between $21 and $22 million.

And now let’s turn to cash flow.  Since June 30, we have expended approximately $60 million to repurchase an additional 2.3 million shares of

Marvel stock. Assuming no further stock repurchases, we anticipate ending the year with no borrowings other than film financings and a cash balance including restricted cash in the range of $65 to $75 million.  There remains approximately $100 million authorized under our stock repurchase program.

As we continue to self-produce films, Generally Accepted Accounting Principles require that cash flows from operating activities be reduced for film spending with the offsetting film borrowings presented in the “cash flows from financing activities.”  As a result of this mismatch of slate spending and borrowings on the GAAP statement of cash flows, the positive cash flows generated by our operations will be offset by monies spent on our slate of film productions, negatively impacting the line item “cash flows from operating activities.”

You’ll also note when you review our 10-Q that we have closed two separate financings, each totaling $32 million.  These loans are non-recourse loans secured only by our distribution contracts relating to the foreign distribution rights to both Hulk and Iron Man in certain foreign territories.  Collectively, we have drawn-down only $8.5 million from these facilities through June 30, 2007, bringing our total film financing as of June 30, 2007 to $133 million.  We expect that borrowings under our Film Debt facilities will continue to grow as production and post-production continues on our two films slated for release next year.

Now, given performance to date that is largely within plan, we have reiterated our existing financial guidance for 2007.  Given the weighted average benefit of share repurchases during the second quarter of 2007, we have generated a benefit to reported earnings per share but not at a level sufficient to warrant a change in our earnings per share guidance.  We are now anticipating a full year 2007 diluted weighted average share count of approximately 84 million, which does not assume any further share repurchase activity for the balance of the year.

Let me now turn the call back over to Peter to commence the Q&A period.

Peter Cuneo:

Thanks, Ken. Operator, we'd like to start Q&A, please.

Operator:

Thank you.  Ladies and gentlemen if you would like to register a question, please press the “1” followed by the “4” on your telephone.  You will here a three-toned prompt to acknowledge your request.  If your question has been answered and you would like to withdraw your registration, please press the “1” followed by the “3’”.  If you are using a speakerphone, please lift your handset before answering your request.  One moment please for the first question.

And our first question comes from the line of Drew Crum from Stifel Nicolaus.  Please proceed with your question.

Drew Crum - Stifel Nicolaus:

Good morning, everyone. I wonder if you could address your comment concerning the reduced forecast for toys? Is there a specific property that is driving that decision?  And just quantify for us what Hasbro’s expectations were for toys in the second half of the year?

And then secondly, if you could address the deferred revenue line item, which I think’s up sequentially about 47%.  Is that all Hasbro-related and when might we expect minimum guarantees from Iron Man and Hulk to hit the balance sheet? Thanks.

Ken West:

Drew, this is Ken.  Number one, with respect to the revenues that are recorded in our toy segment, about 85% of those amounts reflect our earnings - royalty earnings from Hasbro.  And just to give you a little bit more specifics, the amount of revenue that was recorded in the second quarter for reported earnings under that Hasbro license agreement was $16.4 [million] in the quarter which means that for the first half we have recognized approximately $37.5 million. Our agreement with Hasbro is such that it allows us to disclose only the amount of royalty earnings under the license, which I just mentioned.  So there’s really no other additional information that we are allowed to disclose at this time.

Drew Crum - Stifel Nicolaus:

Gotcha.  Fair enough.

Peter Cuneo:

Now you had, also Drew, a question about deferred revenue?

Drew Crum - Stifel Nicolaus:

Correct.

Ken West:

The components of deferred revenue at June 30, 2007 have many components, the most significant of which relate to the Hasbro advances which cumulatively we have collected $105 million over a year ago, $70 million was collected during the current quarter, and we’ve earned out the $37.5 million that we have disclosed so far.  So that is the major component of deferred revenue, as well as multi-character license agreements that have characters licensed both for the Iron Man movie and the Hulk movie which are being deferred until the earliest in-store exploitation date next year for those movie releases.

Drew Crum - Stifel Nicolaus:

OK.  Thanks guys.

Peter Cuneo:

Thank you, Drew.

Operator:

Our next question comes from the line of Barton Crockett from JP Morgan.  Please proceed with your question.

Barton Crockett - JP Morgan:

Ok, great.  Thank you very much.   I suspect you may not be able to go here, but I just wanted to give it a shot. The Spider-Man gross toy sales in the last movie I think were like $175 million in ’04.  And is there any sense just generally, I know you probably can’t say specifically with the Hasbro restrictions, but generally should we be looking for toy sales - gross toy sales north of that or south of that? That’d be the first question.

Peter Cuneo:

Barton, I think I can only reiterate what Ken just said is our agreement with Hasbro is such that we really can’t make a comment on those specific numbers.

Barton Crockett - JP Morgan:

OK, alrighty. That’s fair.   I wanted to turn a little bit to the movies for next year: Iron Man, Hulk and just a question about the timing and the P&L impact.  You know you have got these release dates really in the second quarter and you know, if the movies perform, if the box is kind of in line with the mid-point of the range that you guys kind of disclosed, would we expect in that second quarter that the movies would be you know, profitable or unprofitable just given the timing of recoupment of the marketing costs and maybe the subsequent leverage, greater leverage and later release windows like the DVD release window?  So would it be kind of unprofitable or you know, maybe neutralish in the second quarter or maybe more profitable in the third and fourth quarter?

Ken West:

Barton, that’s an excellent question. When we talk about the revenue recognition associated with the release of movies, such like all the other studios release, it’s very much associated with the timing of our cash collection from our distributor.  The distribution arrangements that we have both with Paramount and Universal are what they call net deals.   Once they actually recover their print and advertising costs and the distribution fees, revenues, then, and cash come to Marvel.  That may be a delayed process depending upon the timing of the collection worldwide that they collect in excess of their print and advertising costs. So, when we give guidance for 2008, we’ll have more considerations and disclosures about that specifically, and that is principally after…that’s what we have.

Barton Crockett - JP Morgan:

Ok.

Ken West:

Additionally, there will be certainly more amounts that will be collected after the DVD release which is yet another promotion window; but again, the timing is something we’ve really got to get our hands around for 2008 guidance.

Barton Crockett - JP Morgan:

Ok.

Peter Cuneo:

I would like to talk a little bit, Barton, about timing for a minute, because I think it’s very important again for us to comment that it’s very difficult on our business to really forecast the timing of much of our revenues and for…we are very chunky business and for this reason, we don’t give quarterly guidance.  And if this forecasting is tough for us, you know also that the…it’s difficult for people like yourself who are trying to follow us.  And, inevitably, the Street consensus is going to be different than our internal expectations, and we’ve seen that of course in the first quarter this year and in the second quarter of this year where we were pleased with our results for the quarters. In the first quarter, we were well above the Street consensus; in this quarter, we’re slightly below.

But this really relates again to the timing of revenues and how difficult it is for anyone to project our business. We’ve maintained our full year guidance with the same range because we are concerned, even though we’re halfway through the year, about the sell-through of toys in the back half of the year. We have had an unprecedented number, during the summer, of film releases for highly - large budget films that were highly toyetic.  So we have a unique situation here that we’re hopefully projecting properly.

Barton Crockett - JP Morgan:

OK, alright.  I’ll leave that there for now. Just one other question though on the publishing, the growth there, exceptional year-to-year growth here in the quarter. My question though is, you know, surely that can’t continue.  I mean we start to create an issue of tough comps for next year.  You know I wonder about the back half of the year.  You know I was just wondering what you think would be a reasonable kind of baseline assumption?  I mean my baseline would probably tell me that I want to assume that maybe things are down next year just given tough comps. You know I just wonder if there is any reason you might think that is too conservative?

Peter Cuneo:

Well, again, Barton, we don’t comment, we don’t give guidance for the coming year until we finish and report our third quarter of the previous year. So in early November we’ll be giving that guidance.  Again, one of the reasons we delay the guidance so long is to get maximum transparency on our business, and there are a lot of things happening as we sit here today that could have an effect on 2008.  So I think it’s way premature at this point to really, for us to comment on that.

Barton Crockett - JP Morgan:

OK, alright.  Well anyway, exceptional results there and thanks for the answers, I appreciate it.

Operator:

Our next question comes from the line of Eric Handler from Lehman Brothers.  Please proceed with your question.

Eric Handler - Lehman Brothers:

Thank you very much, another toy question here.  It seems like Spider-Man 3 toys got off to a really good start with your promotions with Toys ‘R’ Us and Wal-Mart. Do you get … did you get a sense that once Transformers came out, that really took some of the wind out of the Spider-Man 3 toy sales?

And then, secondly with Sega signing deals, licensing deals to develop games for Thor and Captain America, is that a signal that those are two properties looking for releases for film on 2009?

Peter Cuneo:

Ok, thank you.  First again on Spider-Man 3 toys we don’t have that kind of detail to really have a reaction. Again, this is very much in Hasbro’s camp, and I don’t think we have a comment on that.  With regard to Sega…

David Maisel:

Hey Eric, it’s David.  We’re still developing as I mentioned on previous calls about five properties that we’re going choose our future movies from.  Thor and Captain America are two of those; there is also Ant-Man, Nick Fury and Avengers.  We haven’t decided yet which films will be our next movies.  The Sega deal is for both classic and film aspects of Thor and Captain America.  So, it… it really isn’t an indication of what the next films will be.  It’s gonna be…  you know the films will be drawn out of the five I have mentioned that we’re currently developing.

Eric Handler - Lehman Brothers:

Thank you.

Operator:

Ladies & gentlemen, as a reminder, to register yourself for a question hit the “1” followed by the “4.”  And our next question comes from the line of Gordon Hodge from Thomas Weisel.  Please proceed with your question.

Gordon Hodge - Thomas Weisel Partners:

Yeah, good morning.  Excuse me.  A couple of questions.  One, Ken, I just wanted to make sure I was clear on your comments about the loans related to foreign distribution.  I think if I’m not mistaken, you sold both the international rights or the rights you intended to sell, distribution rights for both Iron Man and Hulk 2, and I’m just wondering is that the loan amounts against those pre-sales and were those pre-sales in line with your expectations?

And then the second question, the…I am curious if you recognized any video game overages in the second quarter or was that something that you would expect in the second half as your guidance indicated?

And then the last question, Wolverine and Punisher 2, curious if there is a chance that either of those two movies comes out in 2008? Thanks.

Ken West:

Hi Gordon, this is Ken.  With respect to those foreign distribution loans, they do reflect…as you stated, they are representative of pre-sales, they’re in line with that which we anticipated.   We have done those small draw-downs as of June 30 and of course they are reflected as the debt.

As far as the video games and interactive overages, we did recognize in the second quarter some small amounts of overage income for the classic video games.  So we have more expectations in the balance of the year and for 2008.

David Maisel:

Yeah, regarding Wolverine and Punisher 2, there has been, as I am sure you are all aware, activity on both of those fronts with directors announced for both Wolverine and Punisher 2 recently, and a lead actor for Punisher 2 as well.  So while release dates have not been announced yet by Fox or by Lions Gate, there is a chance that one or both of those can make ‘08.  But at this point, we don’t know for sure.

Gordon Hodge - Thomas Weisel Partners:

Great, thank you.

Operator:

Our next question comes from David Bank from RBC Capital Markets.  Please proceed with your question.

David Bank - RBC Capital Markets:

Thank you.  Good morning.  A couple of questions.  The first is I guess on your previous conference call you guys had indicated that in terms of Spider-Man LP revenue, you had expected sort of 2Q through 3Q …4Q revenue to be slightly less on a cumulative basis than 1Q ‘07 LP revenue, and I just wanted to know if that sort of still stood.

The second question is, you know the studio revenue line coming out at something like $3.5 million for the quarter was a little bit of a surprise given the strength in the box office, I am sure it’s related to the upfront payments you got.  But could…I realize you are hesitant to give specific guidance, but can you give us a little bit more transparency on how you see the studio revenue playing out from Spider-Man … Spider-Man…Spider-Man 3 for the rest of the year?

And then, last, kind of a toy-related question. I believe that Hasbro has said that they expect Spider-Man 3 toys to exceed Spider-Man 2 sales, so if you’re familiar with that comment... could… I think you could probably comment on that.

And the last thing is, you know what do you think the toy sales from Spider-Man 3 have told you about how we should think about the slate, you know the slate toy sales and are you looking at an equally competitive environment in terms of, Peter I forgot the verbiage you used but sort of ‘toyable’ movies.

Peter Cuneo:

Toyetic.

David Bank - RBC Capital Markets:

Toyetic.  Thank you very much…next summer.  Sorry for so many questions and thanks.

Peter Cuneo:

Well David, let me take the first one… or the second one that you asked which had to do with studio revenues and that some people were surprised it was only $3 million given that Spider-Man 3’s worldwide box-office I believe is now up to $885 million.  Again, and this relates to my comments about quarterly guidance and the chunkiness of our business   We basically have, again, I think we book basically our revenues based on getting cash or reports from our licensees on what the royalties look like.  In the case of Spider-Man 3, we have already received $10 million in advances, non-refundable advances, that were recorded in previous periods as revenue.  Given the timing from Sony on the results of box office, et cetera, we would not expect to see any more revenue from our gross participation in box office until the earliest the fourth quarter of this year, and in fact, that might even extend back into the first quarter of 2008.  We certainly won’t see any revenue or any cash from our share of DVD business until 2008.

David Bank - RBC Capital Markets:

Ok.

Peter Cuneo:

Ok.

Ken West:

David, with respect to your first question, we did make a comment in last quarter’s earnings conference call that we did anticipate that the excellent results we had from the joint venture and the licensing revenue recognized from that would exceed that recorded in the balance of the year, which remains to be true.  That is our forecast.

David Bank - RBC Capital Markets:

I’m sorry, but you did say cumulatively will be slightly less.  Does that continue to be your forecast?

Ken West:

Yes. That is correct.

David Bank - RBC Capital Markets:

Ok.

Peter Cuneo:

And then again, I think… I hate to repeat myself but your question about Spider-Man 3 toy sales versus Spider-Man 2 - whether they are going to exceed or not, again is not a question that we can address here for the reasons I previously discussed.

David Bank - RBC Capital Markets:

Ok.

Peter Cuneo:

And you had a question about the slate films with regard to toys?

David Bank - RBC Capital Markets:

Yeah, did, did , are you… at this point does it looks like you’re up against the same kind of you know toyetic film competition and…?

David Maisel:

Yeah and every summer now looks like it’s going to be similar to this summer where there’s a lot of people putting out properties that are IP-based or have you know and have toyetic aspects to them.  You know we do have a lot of long lead time with our partner Hasbro.  We have had a lot of meetings about toys for Iron Man and Hulk, and they’re developing programs for both of those toys, but we do realize that every summer we’re going to have, you know, a competitive environment for the films and a competitive environment on the toy shelves.

David Bank - RBC Capital Markets:

Ok, All right I leave it at that.

Operator:

Our next question comes from the line of Joe Hovorka from Raymond James.  Please proceed with your question.

Joe Hovorka - Raymond James & Associates:

Hi, a couple questions.  Back on the loan of $32 million, was that the right number for the foreign territories?

Ken West:

Yes, there are two separate loan facilities of the $32 million.

Joe Hovorka - Raymond James & Associates:

Ok, is that all of the foreign territories that you reserve, that you sold for those two films or just a portion of it?

Ken West:

Those represent specifically for each of the movies, Iron Man and Hulk,  five specific territories.

Peter Cuneo:

$32 million for each film.

Joe Hovorka - Raymond James & Associates:

Oh…$32 million?

Peter Cuneo:

A total of $64 million.

Joe Hovorka - Raymond James & Associates:

Okay, I misunderstood then.  Thank you.  And then the second question is, can you just help us understand what…how a movie’s budget is spent?  Once principal photography is completed, are you 50% done?  Are you 40%, 60% as far as spending money on the budget?

David Maisel:

Hello, you know after principal photography you enter post production, which is a combination of your visual effects work, your editing of the film, your music costs and also you’re going more intensively into the marketing area.  So, when we look at our films, we are actually looking at all the costs tied together.  You know, there is the production of the movie and then the marketing costs, and we are managing all of those every day.

From a point of view on just the production budget, not the marketing money, you’re more than halfway through normally by the end of principal photography, sometimes as much as 60%, 70%, 75% through in terms of your spend.  It varies depending upon the level of visual effects you have in the movie, and any particular projects different nuances in terms of its cost structure and cash flows.

So right now with Iron Man as I am sure you’re all aware, we wrapped about a month ago.  We’re in post production now on the editing, the visual effects and the music.  I’ll take this opportunity to give a quick update on the movies.

There we just recently had Comic-Con last weekend, where we presented for the first time the Marvel Studios presentation on Saturday, half hour on Iron Man and half hour on Hulk, where we flew in a lot of… a large number of members of our cast, and we couldn’t be happier with the reaction that we received. In fact, Iron Man received the only standing ovation from any film presentation that occurred at Comic-Con.  With Hulk, we’re just started week 5 of filming up in Toronto, and everything is progressing well, an early stage obviously, in that movie at this point in time. But everything is in order and progressing as planned.

Joe Hovorka - Raymond James & Associates:

Great. Thank you.

Operator:

Mr. Cuneo, there are no further questions at this time. I will now turn the conference back to you for your closing remarks.

Peter Cuneo:

Operator, thank you very much, and I thank all of you for listening and thank you for participating on the call. Have a good day.